EXHIBIT 99.1

NEWS MEDIA CONTACT: Sears Holdings Public Relations (847) 286-8371 FOR IMMEDIATE RELEASE: July 27, 2006

SEARS HOLDINGS NAMES CRAIG MONAGHAN AS NEW CHIEF FINANCIAL OFFICER

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (NASDAQ: SHLD) today announced that Craig T. Monaghan will join the company as its chief financial officer beginning September 1, 2006.

Monaghan will assume direct responsibility for Sears Holdings’ financial organization, reporting to William C. Crowley, Sears Holdings’ chief administrative officer.

“Craig brings with him strong experience and an impressive record of accomplishments, having most recently served as executive vice president and chief financial officer for over six years at AutoNation, Inc., a Fortune 150 company,” said Crowley.

Prior to joining AutoNation, Monaghan served as Chief Financial Officer of iVillage.com, the leading women’s internet network. He spent a combined 13 years at Reader’s Digest Association, Inc., Bristol-Myers Squibb Company and General Motors Corporation where he held various important financial positions.

Monaghan holds an engineering degree from Lehigh University and an M.B.A. from The Wharton School at the University of Pennsylvania.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation's third largest broadline retailer, with approximately $55 billion in annual revenues, and with approximately 3,900 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands' End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. The company is the nation's largest provider of home services, with more than 13 million service calls made annually. For more information, visit Sears Holdings’ website at www.searsholdings.com.